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DRAFT (3): 31ST MAY, 2005
                                                                   EXHIBIT 4.12

(GRAPHIC OMMITED)

               ALLEN & OVERY LLP


               EIGHTH ISSUER BANK ACCOUNT
               AGREEMENT



               PERMANENT FINANCING (NO. 8) PLC
               as Eighth Issuer



               and



               HALIFAX plc
               as Eighth Issuer Cash Manager



               and



               THE GOVERNMENT AND COMPANY OF THE BANK OF SCOTLAND as Eighth Issuer Account Bank



               and



               THE BANK OF NEW YORK
               as Security Trustee



               [22nd] June, 2005

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                                    CONTENTS

CLAUSE                                                                     PAGE

1.         Definitions and Interpretation................................     1
2.         The Eighth Issuer Transaction Account.........................     1
3.         Additional Eighth Issuer Accounts.............................     2
4.         Payments......................................................     3
5.         Mandates and Statements.......................................     3
6.         Acknowledgement by the Eighth Issuer Account Bank.............     4
7.         Certification, Indemnity and Acceleration Notice..............     5
8.         Change of Security Trustee or Eighth Issuer Account Bank......     6
9.         Termination...................................................     7
10.        Further Assurance.............................................    10
11.        Confidentiality...............................................    10
12.        Costs.........................................................    10
13.        Notices.......................................................    10
14.        Interest......................................................    11
15.        Withholding...................................................    11
16.        Tax Status....................................................    11
17.        Entire Agreement..............................................    12
18.        Variation and Waiver..........................................    12
19.        Assignment....................................................    12
20.        The Security Trustee..........................................    12
21.        Exclusion of Third Party Rights...............................    12
22.        Counterparts..................................................    13
23.        Governing Law.................................................    13
24.        Submission to Jurisdiction....................................    13

SCHEDULE
1.         Form of Eighth Issuer Transaction Account Mandate.............    14
2.         Form of Notice of Assignment and Acknowledgement of Assignment    15
Part 1     Notice of Assignment - Eighth Issuer Accounts.................    15
Part 2     Acknowledgement - Eighth Issuer Accounts......................    17

Signatories..............................................................    18


THIS EIGHTH ISSUER BANK ACCOUNT AGREEMENT is made on [22nd] June, 2005

BETWEEN:

(1) PERMANENT FINANCING (NO. 8) PLC (registered number5434519), a public limited company incorporated under the laws of England and Wales, whose registered office is at 35 Great St. Helen's, London EC3A 6AP (the EIGHTH ISSUER);

(2) HALIFAX PLC (registered number 02367076), a public limited company incorporated under the laws of England and Wales whose registered office is at Trinity Road, Halifax, West Yorkshire HX1 2RG acting in its capacity as EIGHTH ISSUER CASH MANAGER;

(3) THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, a company established by an Act of Parliament of Scotland in 1695 and having its head office at The Mound, Edinburgh EH1 1YZ, acting in its capacity as Eighth Issuer non-sterling account bank (the EIGHTH ISSUER NON-STERLING ACCOUNT BANK) and acting in its capacity as Eighth issuer account bank from the branch located at (in the case of the Eighth Issuer Transaction Account) 116 Wellington Street, Leeds LS1 4LT (the EIGHTH ISSUER STERLING ACCOUNT BANK and the Eighth Issuer Sterling Account Bank and the Eighth Issuer Non-Sterling Account Bank, together referred to as, the EIGHTH ISSUER ACCOUNT
       BANK); and

(4) THE BANK OF NEW YORK, a New York banking corporation whose London branch address is at 48th Floor, One Canada Square, London E14 5AL, acting in its capacity as SECURITY TRUSTEE.

IT IS HEREBY AGREED as follows:


1.     DEFINITIONS AND INTERPRETATION

       The amended and restated master definitions and construction schedule signed by, amongst others, the parties to this Agreement and dated [22nd] June, 2005 (as the same may be amended, varied or supplemented, from time to time with the consent of the parties to this Agreement) (the MASTER DEFINITIONS AND CONSTRUCTION SCHEDULE) and the eighth issuer master definitions and construction schedule, signed for the purposes of identification by Allen & Overy LLP and Sidley Austin Brown & Wood on[22nd] June, 2005 (as the same may be amended, varied or supplemented from time to time) (the EIGHTH ISSUER MASTER DEFINITIONS AND CONSTRUCTION SCHEDULE) are expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Schedule and the Eighth Issuer Master Definitions and Construction Schedule (as so amended, varied or supplemented from time to time) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreementand this Agreement shall be construed in accordance with the interpretation provisions set out in CLAUSE 2 of the Master Definitions and Construction Schedule and the Eighth Issuer Master Definitions and Construction Schedule.


2.     THE EIGHTH ISSUER TRANSACTION ACCOUNT

2.1    INSTRUCTIONS FROM EIGHTH ISSUER CASH MANAGER TO EIGHTH ISSUER ACCOUNT
       BANK

       Subject to CLAUSE 7.3, the Eighth Issuer Account Bank shall comply with any direction of the Eighth Issuer Cash Manager to effect a payment by debiting the Eighth Issuer Transaction Account if such direction (a) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given, or is given by the internet banking service provided by the Eighth Issuer Account Bank and/or otherwise (b) complies with the Eighth Issuer Transaction Account Mandate.

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2.2    TIMING OF PAYMENT

       The Eighth Issuer Account Bank agrees that if directed pursuant to CLAUSE 2.1 to make any payment then, subject to CLAUSES 2.4 and 7.3 below, it will do so prior to close of business on the London Business Day on which such direction is received and for value that day provided that, if any direction is received later than 3.20 p.m. (London time) on any London Business Day, the Eighth Issuer Account Bank shall make such payment at the commencement of business on the following London Business Day for value that day.


2.3    EIGHTH ISSUER TRANSACTION ACCOUNT CHARGES

       The charges of the Eighth Issuer Account Bank for the operation of the Eighth Issuer Transaction Account shall be debited to the Eighth Issuer Transaction Account only on the first day of each month (or, if such day is not a London Business Day, the next succeeding London Business Day) in accordance with the order of priority set out in the Eighth Issuer Cash Management Agreement, or, following the service of an Eighth Issuer Note Acceleration Notice (that is not withdrawn), the Eighth Issuer Deed of Charge, and the Eighth Issuer by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Eighth Issuer Account Bank.


2.4    NO OVERDRAWN BALANCE

       Notwithstanding the provisions of CLAUSE 2.1, amounts shall only be withdrawn from the Eighth Issuer Transaction Account to the extent that such withdrawal does not cause the Eighth Issuer Transaction Account to become overdrawn.


3.     ADDITIONAL EIGHTH ISSUER ACCOUNTS

3.1    TERMINATION OF EIGHTH ISSUER SWAPS

       If any or all of the Eighth Issuer Swap Agreements terminate and the Eighth Issuer is unable to enter into replacement hedging arrangements, the Eighth Issuer shall instruct the Eighth Issuer Cash Manager to open, as necessary, the relevant Additional Eighth Issuer Account at the Eighth Issuer Account Bank. The Eighth Issuer shall deliver a mandate to the Eighth Issuer Account Bank relating to such Additional Eighth Issuer Account in accordance with this Agreement and the Eighth Issuer Deed of Charge.


3.2    OPERATION OF ADDITIONAL EIGHTH ISSUER ACCOUNTS

       In the event that an Additional Eighth Issuer Account is created pursuant to CLAUSE 3.1, the relevant account shall be operated in accordance with the following provisions:

       (a) subject to CLAUSE 7.3, the Eighth Issuer Account Bank shall comply with any direction of the Eighth Issuer Cash Manager to effect a payment by debiting the relevant Additional Eighth Issuer Account if such direction (i) is in writing or is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given or is given by the internet banking service provided by the Eighth Issuer Account Bank, and/or otherwise (ii) complies with the mandates of such Additional Eighth Issuer Account;

       (b) the Eighth Issuer Account Bank shall be entitled to rely on any direction given by telephone which, in its opinion (acting reasonably and in good faith), purports to be given by any Authorised Signatory referred to in the mandates of the relevant Additional Eighth Issuer

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             Account, from time to time and in respect of which the person giving the direction quotes a code reference notified in writing by the Eighth Issuer Cash Manager from time to time to the Eighth Issuer Account Bank and no delay in giving (or the absence of giving) the written confirmation of any such direction shall affect the validity of, or time of giving, the relevant telephone direction;

       (c) The Eighth Issuer Account Bank agrees that if directed pursuant to CLAUSE 3.2(A) to make any payment then, subject to CLAUSES 3.2(E) and 7.3 below, it will do so prior to close of business on the London Business Day on which such direction is received and for value that day provided that, if any direction is received later than 3.20 p.m. (London time) or, in the case of a payment to another account with the Eighth Issuer Account Bank at the same branch, 4.00 p.m. (London time)) on any London Business Day, the Eighth Issuer Account Bank shall make such payment at the commencement of business on the following London Business Day for value that day;

       (d) the charges of the Eighth Issuer Account Bank for the operation of the Additional Eighth Issuer Accounts (if established) shall be debited to the relevant Additional Eighth Issuer Account on each Interest Payment Date in accordance with the order of priority set out in the Eighth Issuer Cash Management Agreement or following enforcement of the Eighth Issuer Security, the Eighth Issuer Deed of Charge, and the Eighth Issuer by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Eighth Issuer Account Bank; and

       (e) notwithstanding the provisions of CLAUSE 3.2(A), and subject to the Eighth Issuer Deed of Charge, amounts shall only be withdrawn from an Additional Eighth Issuer Account to the extent that such withdrawals do not cause that Additional Eighth Issuer Account to become overdrawn.


4.     PAYMENTS

4.1    INSTRUCTIONS FROM THE EIGHTH ISSUER CASH MANAGER

(a) The Eighth Issuer Cash Manager shall before the date upon which any payment is due to be made from an Eighth Issuer Account (including the payments due to be made on each Interest Payment Date), submit to the Eighth Issuer Account Bank irrevocable written instructions, or instructions by way of the internet banking service provided by the Eighth Issuer Account Bank as to the payments to be made out of the relevant accounts on such date.

(b) The Eighth Issuer Account Bank shall comply with the instructions described in CLAUSE 4.1(A) and shall effect the payments specified in such instructions not later than the time specified for payment therein (provided that the Eighth Issuer Account Bank shall not have any liability to any person if it fails to effect timely payment by reason of strike, computer failure, power cut or other matters beyond its control) on the relevant date if the instructions comply with the relevant Eighth Issuer Account Mandate.


5.     MANDATES AND STATEMENTS

5.1    SIGNING AND DELIVERY OF MANDATES

       The Eighth Issuer has delivered to the Eighth Issuer Account Bank prior to the Eighth Issuer Closing Date the Eighth Issuer Transaction Account Mandate in or substantially in the form set out in SCHEDULE 1 hereto duly executed and relating to the Eighth Issuer Transaction Account, and the Eighth Issuer Account Bank hereby confirms to the Security Trustee that the Eighth Issuer

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       Transaction Account Mandate has been provided to it, that the Eighth
       Issuer Transaction Account is open and that the Eighth Issuer Transaction Account Mandate is operative. The Eighth Issuer agrees that, if an additional account is opened pursuant to CLAUSE 3.1 (above), it will deliver to the Eighth Issuer Account Bank a duly executed mandate relating to such Additional Eighth Issuer Account. The Eighth Issuer Account Bank acknowledges that the Eighth Issuer Transaction Account Mandate and any other mandates delivered from time to time pursuant hereto shall be subject to the terms of the Eighth Issuer Deed of Charge and this Agreement.


5.2    AMENDMENT OR REVOCATION

       The Eighth Issuer Account Bank agrees that it shall notify the Security Trustee as soon as is reasonably practicable and in accordance with CLAUSE 13 if it receives any amendment to or revocation of any Eighth Issuer Account Mandate that it holds (other than a change of Authorised Signatory) and shall require the prior written consent of the Security Trustee to any such amendment or revocation (other than a change of Authorised Signatory) but, unless an Eighth Issuer Account Mandate is revoked, the Eighth Issuer Account Bank may continue to comply with that amended Eighth Issuer Account Mandate (as it may from time to time be amended in accordance with the provisions of this CLAUSE 5.2) unless it receives notice in writing from the Security Trustee to the effect that an Eighth Issuer Note Acceleration Notice has been served or that the appointment of Halifax plc as Eighth Issuer Cash Manager under the Eighth Issuer Cash Management Agreement has been terminated and shall, thereafter, act solely on the instructions of the Security Trustee and in accordance with the terms thereof as provided in CLAUSE 7.3 of this Agreement.


6.     ACKNOWLEDGEMENT BY THE EIGHTH ISSUER ACCOUNT BANK

6.1    RESTRICTION ON EIGHTH ISSUER ACCOUNT BANK'S RIGHTS

       Notwithstanding anything to the contrary in any Eighth Issuer Account Mandate, the Eighth Issuer Account Bank hereby:

       (a) waives any right it has or may hereafter acquire to combine, consolidate or merge any Eighth Issuer Account with any other account of the Eighth Issuer Cash Manager, the Eighth Issuer, the Mortgages Trustee, Funding 1, the Seller, the Security Trustee or any other person or any liabilities of the Eighth Issuer Cash Manager, the Eighth Issuer, the Mortgages Trustee, Funding 1, the Seller, the Security Trustee or any other person owing to it;

       (b) agrees that it may not exercise any lien, or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any Eighth Issuer Account in or towards satisfaction of any liabilities of the Eighth Issuer Cash Manager, the Eighth Issuer, the Mortgages Trustee, Funding 1, the Seller, the Security Trustee or any other person owing to it;

       (c) in addition to and without prejudice to its rights and obligations as an Eighth Issuer Secured Creditor, agrees that it will not take, and shall not take, any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts whatsoever owing to it by the Eighth Issuer, or procure the winding-up or liquidation of the Eighth Issuer or the making of an administration order in relation to the Eighth Issuer or the filing of documents with the court in relation to the Eighth Issuer or the service of a notice of intention to appoint an administrator in relation to the Eighth Issuer in respect of any of the liabilities of the Eighth Issuer whatsoever other than to the extent expressly permitted under the Eighth Issuer Deed of Charge;

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       (d)   agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Eighth Issuer pursuant to the Transaction Documents subject always to and in accordance with the order of priority set out in the Eighth Issuer Deed of Charge;

       (e) agrees that it will notify, in accordance with CLAUSE 13, the Eighth Issuer Cash Manager, the Eighth Issuer and the Security Trustee if compliance with any instruction would cause any Eighth Issuer Account to have a negative balance, such notification to be given on the same London Business Day that it determines that compliance with such instruction would cause any such account to have a negative balance; and

       (f) acknowledges that the Eighth Issuer has, pursuant to the Eighth Issuer Deed of Charge, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Eighth Issuer Accounts and all of its rights under this Agreement to the Security Trustee.


6.2    NOTICE OF ASSIGNMENT AND ACKNOWLEDGEMENT

       The Eighth Issuer Account Bank agrees that promptly upon receipt of a notice of assignment signed by the Eighth Issuer, in (or substantially in) the form of notice set out in PART 1 of SCHEDULE 2 hereto, the Eighth Issuer Account Bank shall sign and duly return to the Eighth Issuer, with a copy to the Security Trustee, an acknowledgement in (or substantially in) the form of acknowledgement set out in PART 2 OF SCHEDULE 2.


6.3    MONTHLY STATEMENT

       Unless and until directed otherwise by the Security Trustee in accordance with CLAUSE 13, the Eighth Issuer Account Bank shall provide the Eighth Issuer Cash Manager with a written statement setting out the amounts standing to the credit of the Eighth Issuer Accounts at the close of business on the London Business Day immediately preceding the relevant statement date and/or such other relevant date set out in a statement request (i) on a monthly basis and, in any event, within three London Business Days of the relevant statement date and (ii) as soon as reasonably practicable after receipt of a request for a statement. The Eighth Issuer Account Bank is hereby authorised by the Eighth Issuer to provide statements in respect of the Eighth Issuer Accounts, to the Eighth Issuer Cash Manager and the Security Trustee.


7.     CERTIFICATION, INDEMNITY AND ACCELERATION NOTICE

7.1 EIGHTH ISSUER ACCOUNT BANK TO COMPLY WITH EIGHTH ISSUER CASH MANAGER'S INSTRUCTIONS

       Unless otherwise directed in writing by the Security Trustee pursuant to CLAUSE 7.3, in making any transfer or payment from the Eighth Issuer Accounts in accordance with this Agreement, the Eighth Issuer Account Bank shall be entitled to act as directed by the Eighth Issuer Cash Manager pursuant to CLAUSES 2.1 and 4.1 or pursuant to CLAUSE 3.1, as the case may be, and to rely as to the amount of any such transfer or payment on the Eighth Issuer Cash Manager's instructions in accordance with the relevant Eighth Issuer Account Mandate, and the Eighth Issuer Account Bank shall have no liability to the Eighth Issuer Cash Manager, the Eighth Issuer or the Security Trustee for having acted on such instructions except in the case of its wilful default, fraud or negligence.


7.2    EIGHTH ISSUER'S INDEMNITY

       Subject to the priority of payments set out in the Eighth Issuer Cash Management Agreement or the Eighth Issuer Deed of Charge, as the case may be, the Eighth Issuer shall indemnify the Eighth Issuer Account Bank or, pursuant to CLAUSE 7.3, the Security Trustee, as the case may be, to the

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       extent of funds then standing to the credit of the relevant Eighth Issuer
       Account against any loss, cost, damage, charge or expense incurred by the Eighth Issuer Account Bank and/or the Security Trustee, as the case may be, in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to:

       (a) the charges of the Eighth Issuer Account Bank (if any) for the operation of the Eighth Issuer Accounts other than as provided in this Agreement; and

       (b) any loss, cost, damage, charge or expense arising from any breach by the Eighth Issuer Account Bank of its obligations under this Agreement.


7.3 CONSEQUENCES OF AN EIGHTH ISSUER INTERCOMPANY LOAN ACCELERATION NOTICE OR AN EIGHTH ISSUER NOTE ACCELERATION NOTICE

       The Eighth Issuer Account Bank acknowledges that, if it receives notice in writing from the Security Trustee to the effect that (a) the Security Trustee has served (i) an Eighth Issuer Intercompany Loan Acceleration Notice, or (ii) an Eighth Issuer Note Acceleration Notice, or (b) that the appointment of Halifax plc as Eighth Issuer Cash Manager under the Eighth Issuer Cash Management Agreement has been terminated (but without prejudice to CLAUSE 7.1 above) all right, authority and power of the Eighth Issuer Cash Manager in respect of the Eighth Issuer Accounts shall be terminated and be of no further effect and the Eighth Issuer Account Bank agrees that it shall, upon receipt of such notice from the Security Trustee, comply with the directions of the Security Trustee or any successor cash manager appointed by the Security Trustee (subject to such successor cash manager having entered into an agreement with the Eighth Issuer Account Bank on substantially the same terms as this Agreement) in relation to the operation of the Eighth Issuer Accounts.


8.     CHANGE OF SECURITY TRUSTEE OR EIGHTH ISSUER ACCOUNT BANK

8.1    CHANGE OF SECURITY TRUSTEE

       In the event that there is any change in the identity of the Security Trustee or an additional Security Trustee is appointed in accordance with the provisions of the Eighth Issuer Deed of Charge, the existing Security Trustee, the new Security Trustee or the retiring Security Trustee, as the case may be, the Eighth Issuer Cash Manager, the Eighth Issuer and the Eighth Issuer Account Bank shall execute such documents and take such actions as such of the new Security Trustee and the retiring Security Trustee or, as the case may be, the existing Security Trustee shall agree are reasonably necessary for the purpose of vesting in such new Security Trustee the rights, benefits and obligations of the Security Trustee under this Agreement and releasing the retiring Security Trustee from its future obligations hereunder.


8.2    CHANGE OF EIGHTH ISSUER ACCOUNT BANK

       If there is any change in the identity of the Eighth Issuer Account Bank, then the Eighth Issuer Cash Manager, the Eighth Issuer, the Security Trustee and any other existing Eighth Issuer Account Bank shall execute such documents and take such actions as the new Eighth Issuer Account Bank and the outgoing retiring Eighth Issuer Account Bank and the Security Trustee may require for the purpose of vesting in the new Eighth Issuer Account Bank the rights and obligations of the outgoing Eighth Issuer Account Bank and releasing the outgoing Eighth Issuer Account Bank from its future obligations under this Agreement.

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9.     TERMINATION

9.1    TERMINATION EVENTS

       The Eighth Issuer Cash Manager or the Eighth Issuer:

       (a) shall (with the prior written consent of the Security Trustee) terminate this Agreement and close the Eighth Issuer Accounts, in the event any of the matters specified in paragraphs (ii) to (v) below occur; and

       (b) may (with the prior written consent of the Security Trustee) terminate this Agreement and close the Eighth Issuer Accounts, in the event any of the matters specified in paragraphs (i) and (vi) below occur, in each case, by serving a written notice of termination on the Eighth Issuer Account Bank in the following circumstances

             (i) if a deduction or withholding for or on account of any Tax is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any of the Eighth Issuer Accounts held with it; or

             (ii)the short-term, unsecured, unsubordinated and unguaranteed debt obligations of the Eighth Issuer Account Bank cease to have a rating of at least P-1 from Moody's, A-1+ from S&P or F1+ from Fitch, as the case may be, unless each rating agency confirms that its then current rating of the Notes would not be adversely affected as a result of such ratings falling below these minimum ratings; or

             (iii)if the Eighth Issuer Account Bank, otherwise than for the purposes of such amalgamation or reconstruction as is referred to in paragraph (d) below, ceases or, through an authorised action of the board of directors of the Eighth Issuer Account Bank, threatens to cease to carry on all or substantially all of its business or is deemed unable to pay its debts as and when they fall due within the meaning of section 123(1)(a) of the Insolvency Act 1986 (on the basis that the reference in such section to [GBP]750 was read as a reference to [GBP]10 million), sections 123(1)(b), (c), (d) and (e) (on the basis that the words "for a sum exceeding [GBP]10 million" were inserted after the words "extract registered bond" and "extract registered protest" and section 123(2) of the Insolvency Act 1986 (as that Section may be amended) or ceases to be an authorised institution under the Financial Services and Markets Act 2000; or

             (iv)if an order is made or an effective resolution is passed for the winding-up of the Eighth Issuer Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the Security Trustee (such approval not to be unreasonably withheld or delayed); or

             (v) if proceedings are initiated against the Eighth Issuer Account
                 Bank under any applicable liquidation, insolvency, bankruptcy, composition, reorganisation (other than a reorganisation where the Eighth Issuer Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order, the filing of documents with the court for the appointment of an administrator or the service of a notice of intention to appoint an administrator) and (except in the case of presentation of petition for an administration order, the filing of documents with the court for the appointment of an administrator or the service of a notice of intention to appoint an administrator) such proceedings are

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                 not, in the reasonable opinion of the Security Trustee, being disputed in good faith with a reasonable prospect of success or an administration order is granted or the appointment of an administrator takes effect or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Eighth Issuer Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Eighth Issuer Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Eighth Issuer Account Bank, or a distress, execution or diligence or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Eighth Issuer Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Eighth Issuer Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment or assignation for the benefit of its creditors generally or takes steps with a view to obtaining a moratorium in respect of any of indebtedness; or

             (vi)if the Eighth Issuer Account Bank fails to perform any of its obligations under this Agreement and such failure remains unremedied for three London Business Days after the Eighth Issuer Cash Manager or the Security Trustee, as the case may be, has given notice of such failure.


9.2    TERMINATION OPTION

       The Eighth Issuer and the Security Trustee, upon a breach by the Eighth Issuer Account Bank of its obligations under this Agreement, may, by giving one month's prior written notice to the Eighth Issuer Account Bank (with a copy to the Security Trustee), terminate the appointment of the Eighth Issuer Account Bank, provided that:

       (a) such termination shall not be effective until a replacement financial institution or institutions (in each case (i) with a short-term unsecured, unsubordinated and unguaranteed debt obligation rating of at least P-1 (in the case of Moody's) and A-1+ (in the case of S&P) and F1+ (in the case of Fitch) and (ii) being an authorised institution under the Financial Services and Markets Act 2000) shall have entered into an agreement in form and substance similar to this Agreement; and

       (b) such termination would not adversely affect the then current ratings of the Eighth Issuer Notes.

       The Eighth Issuer Cash Manager and the Eighth Issuer shall use reasonable endeavours to agree such terms with such a replacement financial institution or institutions within 60 days of the date of the notice. In the event of such termination the Eighth Issuer Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby and the Eighth Issuer shall reimburse the Eighth Issuer Account Bank for its reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable costs and expenses) incurred during the period of, and until completion of, such transition.


9.3    NOTIFICATION OF TERMINATION EVENT

       Each of the Eighth Issuer, the Eighth Issuer Cash Manager and the Eighth Issuer Account Bank undertakes and agrees to notify the Security Trustee in accordance with CLAUSE 13 promptly upon becoming aware thereof of any event which would or could entitle the Security Trustee to serve a notice of termination pursuant to CLAUSES 9.2 TO 9.4 (inclusive).

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

9.4    TERMINATION BY SECURITY TRUSTEE

       In addition, prior to the service of an Eighth Issuer Intercompany Loan Acceleration Notice or an Eighth Issuer Note Acceleration Notice, the Security Trustee may terminate this Agreement and close the Eighth Issuer Accounts by serving a notice of termination if any of the events specified in CLAUSE 9.1(B)(I) to (VI) (inclusive) of this Agreement occurs in relation to the Eighth Issuer Account Bank. Following the service of an Eighth Issuer Intercompany Loan Acceleration Notice or an Eighth Issuer Note Acceleration Notice, the Security Trustee may serve a notice of termination at any time.


9.5    AUTOMATIC TERMINATION

       This Agreement shall automatically terminate (if not terminated earlier pursuant to this CLAUSE 9) on the date falling 90 days after all Eighth Issuer Secured Obligations have been irrevocably discharged in full.


9.6    TERMINATION BY EIGHTH ISSUER ACCOUNT BANK

       The Eighth Issuer Account Bank may terminate this Agreement and cease to operate the Eighth Issuer Accounts at any time:

       (a) on giving not less than six months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than 10 London Business Days before an Interest Payment Date to each of the other parties hereto without assigning any reason therefor; and

       (b) on giving not less than three months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than 10 London Business Days before an Interest Payment Date to each of the other parties hereto, if the Eighth Issuer Account Bank shall have demanded payment of its due charges or any interest and the same shall have remained unpaid for a period of one month, provided that if the relevant amounts have been paid on or before the date six weeks after the date of delivery of such notice the notice shall have no effect,

       Provided that such termination shall not take effect:

             (i) until a replacement financial institution or institutions (in each case, (A) with a short term unsecured, unsubordinated and unguaranteed debt obligation rating of at least P 1 (in the case of Moody's) and A-1+ (in the case of S&P) and F1+ (in the case of Fitch) and (B) being an authorised institution under the Financial Services and Markets Act 2000) shall have entered into an agreement in form and substance similar to this Agreement; and

             (ii)if the then current ratings of the Eighth Issuer Notes would be adversely affected thereby.

       In either case the Eighth Issuer Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Eighth Issuer Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

10.    FURTHER ASSURANCE

       The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.


11.    CONFIDENTIALITY

       None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental or regulatory authority or ordered to do so by a court of competent jurisdiction or by the Inland Revenue or the Commissioners of Customs and Excise or the Bank of England or the Financial Services Authority) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.


12.    COSTS

       The Eighth Issuer agrees to pay the reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable legal costs and expenses) of the Eighth Issuer Account in connection with the negotiation of this Agreement and the establishment of the Eighth Issuer Accounts respectively and the negotiation and execution of any further documents and the taking of any further action to be executed or taken pursuant to CLAUSES 8, 9 (other than CLAUSES 9.1(B)(II), 9.1(B)(III), 9.1(B)(IV), 9.1(B)(V), 9.1(B)(VI), 9.5 and 9.6(A)) and 10.


13.    NOTICES

       Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before 5.00 p.m. (London time) on a London Business Day or on the next London Business Day if delivered thereafter or on a day which is not a London Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

       (a) in the case of the Eighth Issuer Cash Manager, to Halifax plc, Trinity Road (LP/3/3/SEC), Halifax, West Yorkshire HX1 2RG (facsimile number +44 (0) 113 235 7511) for the attention of the Head of Mortgage Securitisation with a copy to HBOS Treasury Services plc, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

       (b) in the case of the Eighth Issuer, to Permanent Financing (No. 8) PLC, 35 Great St. Helen's, London EC3A 6AP (facsimile number +44
             (0)20 7398 6325) for the attention of the Directors with a copy to HBOS Treasury Services plc, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

       (c) in the case of the Security Trustee, to The Bank of New York, 48th Floor, One Canada Square, London E14 5AL, (facsimile number +44
             (0)20 7964 6399) for the attention of Global Structured Finance - Corporate Trust; and

       (d) in the case of the Eighth Issuer Account Bank, the Bank of Scotland, Leeds Business Centre, 116 Wellington Street, Leeds, LS1 4LT (facsimile number +44 (0) 113 215 5899) for the attention of the Corporate Banking Channel Support with copies to: Halifax plc, Trinity Road (LP/3/3/SEC), Halifax, West Yorkshire HX1 2RG (facsimile number +44 (0) 113 235 7511) for the attention of the Head of Mortgage Securitisation; and HBOS Treasury Services plc, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574
             8303) for the attention of Head of Mortgage Securitisation and Covered Bonds.


14.    INTEREST

14.1 The Eighth Issuer Account Bank shall pay, on the last Business day of each month in respect of the current month, interest on any cleared credit balances on the Eighth Issuer Transaction Account at a rate of Sterling-LIBOR for three month sterling deposits in respect of such period less 0.25 per cent. per annum.

14.2 Any Additional Eighth Issuer Account opened with the Eighth Issuer Account Bank or any other bank shall be an interest bearing account.


15.    WITHHOLDING

       All payments by the Eighth Issuer Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Eighth Issuer Account Bank shall:

       (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

       (b) pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

       (c) furnish to the Eighth Issuer or the Security Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

             (i) an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

             (ii)if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

       (d) account to the Eighth Issuer in full by credit to the relevant Eighth Issuer Account of an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Eighth Issuer Account Bank has made pursuant to this CLAUSE 15 and which is subsequently received by the Eighth Issuer Account Bank.


16.    TAX STATUS

16.1 The Eighth Issuer Account Bank hereby represents and warrants that it is a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988, is entering into this Agreement in the ordinary course of its business, will pay interest pursuant hereto in the ordinary course of such business, will bring into account payments (other than deposits) made under this Agreement in computing its income for United Kingdom Tax purposes and undertakes that it will not cease to be so or to do so otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or any practice or concession of the United Kingdom Inland Revenue occurring after the date of this Agreement.

16.2 The Eighth Issuer Account Bank will procure that any of its successors or assigns will provide the same representation as to its Tax status as is provided by the relevant Eighth Issuer Account Bank in CLAUSE 16.1 above.



17.    ENTIRE AGREEMENT

       This Agreement and the schedules together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.


18.    VARIATION AND WAIVER

       No variation, waiver or novation of this Agreement or any provision(s) of this Agreement shall be effective unless it is in writing and executed by (or by some person duly authorised by) each of the parties hereto. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.


19.    ASSIGNMENT

       Subject as provided in or contemplated by CLAUSES 6.1(F) and 8.2:

       (a) the Eighth Issuer Account Bank may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Eighth Issuer and the Security Trustee;

       (b) the Eighth Issuer may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Eighth Issuer Account Bank and the Security Trustee; and

       (c) the Eighth Issuer Account Bank may not act through any other branch other than the branch specified on page 1 of this Agreement without the prior written consent of the Eighth Issuer and the Security Trustee (such consent not to be unreasonably withheld).


20.    THE SECURITY TRUSTEE

       The Security Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement but shall have no responsibility for any of the obligations of, nor assume any liabilities to, the Eighth Issuer Cash Manager, the Eighth Issuer Account Bank or the Eighth Issuer hereunder. Furthermore, any liberty or power which may be exercised or made in the Security Trustee's absolute discretion without any obligation to give reasons therefor, but shall in any event be exercised in accordance with the provisions of the Funding 1 Deed of Charge.


21.    EXCLUSION OF THIRD PARTY RIGHTS

       A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.    COUNTERPARTS

       This Agreement may be signed (manually or by facsimile) and delivered in one or more counterpart, all of which, taken together, shall constitute one and the same document.


23.    GOVERNING LAW

       This Agreement shall be governed by, and construed in accordance with, the laws of England.


24.    SUBMISSION TO JURISDICTION

       Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the English courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the English courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

                                   SCHEDULE 1

                FORM OF EIGHTH ISSUER TRANSACTION ACCOUNT MANDATE

                              IN THE FORM ATTACHED

                                   SCHEDULE 2


         FORM OF NOTICE OF ASSIGNMENT AND ACKNOWLEDGEMENT OF ASSIGNMENT

                                     PART 1

                  NOTICE OF ASSIGNMENT - EIGHTH ISSUER ACCOUNTS



To:                      The Governor and Company of the Bank of Scotland
                         116 Wellington Street
                         Leeds
                         LS1 4LT

For the attention of:    Company Secretary

With a copy to:          The Bank of New York
                         48th Floor
                         One Canada Square
                         London
                         E14 5AL

For the attention of:    Global Structured Finance - Corporate Trust

Date:[22nd] June, 2005

Dear Sirs,

RE: PERMANENT FINANCING (NO. 8) PLC

       We hereby give you notice that, by a deed of charge dated of even date herewith and made between, inter alios, ourselves, Halifax plc and The Bank of New York, (the SECURITY TRUSTEE), a copy of which is enclosed (the EIGHTH ISSUER DEED OF CHARGE), we:

       (a) assigned (or to the extent not assignable charged) by way of first fixed security all of our right, title, benefit and interest present and future in and, to now or in the future all moneys standing to the credit of the Eighth Issuer Transaction Account - account number [__] (sort code 12-24-55) and all interest accruing thereon from time to time;

       (b) assigned (or to the extent not assignable charged) by way of first fixed security all of our right, title, benefit and interest present and future in and to all moneys standing to the credit of any Additional Eighth Issuer Account established pursuant to CLAUSE
             3.1 of the Eighth Issuer Bank Account Agreement and all interest accruing thereon from time to time;

       (c) assigned by way of first fixed security all of our right, title, benefit and interest present and future in, to and under the Eighth Issuer Bank Account Agreement of even date herewith between ourselves, yourselves, the Security Trustee and Halifax plc in its capacity as Eighth Issuer Cash Manager.

Accordingly, amounts may and shall be withdrawn from time to time from the Eighth Issuer Transaction Account and/or any Additional Eighth Issuer Account established pursuant to CLAUSE 3.1 of the Eighth Issuer Bank Account Agreement in accordance with the provisions of the Eighth Issuer Cash Management

Agreement and the Eighth Issuer Deed of Charge until such time as you receive notice in writing from the Security Trustee in which case you shall thereafter comply with all directions of the Security Trustee.

Please note that the foregoing authorisations and instructions may not be revoked or varied by ourselves without the prior written consent of the Security Trustee.

Please acknowledge receipt of this notice and your acceptance of the instructions herein contained by signing two copies of the attached form of acknowledgement, returning one copy to ourselves and sending the other copy direct to the Security Trustee at 48th Floor, One Canada Square, London E14 5AL for the attention of the Global Structured Finance - Corporate Trust.

This notice of charge and assignment is governed by, and construed in accordance with, the laws of England. Words defined in the Eighth Issuer Master Definitions and Construction Schedule referred to in CLAUSE 1 of the Eighth Issuer Deed of Charge shall have the same meaning in this notice.

Yours faithfully





.....................................

for and on behalf of

PERMANENT FINANCING (NO. 8) PLC

                                     PART 2

                    ACKNOWLEDGEMENT - EIGHTH ISSUER ACCOUNTS

To:                      Permanent Financing (No. 8) PLC
                         35 Great St. Helen's
                         London EC3A 6AP

                         For the attention of the Company Secretary

and to:                  The Bank of New York
                         48th Floor
                         One Canada Square
                         London
                         E14 5AL
                         (the SECURITY TRUSTEE)

                         For the attention of Global Structured Finance - Corporate Trust

Date:[22nd] June, 2005

Dear Sir,

RE: PERMANENT FINANCING (NO. 8) PLC

We acknowledge receipt of your letter dated [22nd] June, 2005, a copy of which is attached. Words and expressions defined in that letter have the same meanings herein.

In consideration of your agreeing to maintain or establish the Eighth Issuer Accounts with us, we now agree and confirm to the Security Trustee that we accept and will comply with the authorisations and instructions contained in that letter and will not accept or act upon any instructions contrary thereto unless the same shall be in writing signed by the Security Trustee.

This acknowledgement is governed by, and construed in accordance with, the laws of England.

Yours faithfully,





..............................................

for and on behalf of

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

                                   SIGNATORIES

EIGHTH ISSUER

SIGNED by                         )
as attorney for and on behalf of  )
PERMANENT FINANCING (NO. 8) PLC   )
in the presence of:               )

Witness's Signature:............

Name: ..........................

Address: .......................

EIGHTH ISSUER CASH MANAGER

SIGNED by ......................  )
as attorney for and on behalf of  )
HALIFAX PLC in the presence of:.  )

Witness's Signature:............

Name: ..........................

Address: .......................

EIGHTH ISSUER ACCOUNT BANK

SIGNED by ......................  )
as attorney for and on behalf of  )
THE GOVERNOR AND COMPANY OF       )
THE BANK OF SCOTLAND in the       )
presence of:                      )

Witness's Signature.............

Name: ..........................

Address: .......................

SECURITY TRUSTEE

SIGNED by                         )
for and on behalf of              )
THE BANK OF NEW YORK              )
